AMENDMENT TO MASTER SUB-ADMINISTRATION AGREEMENT

This Amendment (this “Amendment”), dated as of June 24, 2024 and effective as of July 1, 2024 (the “Effective Date”), is by and among Transamerica Asset Management, Inc., a Florida corporation (the “Administrator”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”).

WHEREAS, Transamerica Fund Services, Inc., a Florida corporation (“TFS”), and the Sub-Administrator were parties to that certain Master Sub-Administration Agreement, dated and effective as of December 17, 2012 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), pursuant to which TFS retained the Sub-Administrator to furnish certain administrative services to the Trusts; and

WHEREAS, pursuant to that certain Novation Agreement, dated as of April 7, 2016 (the “Novation Agreement”) by and between TFS and the Administrator, TFS transferred by novation all of its rights and obligations under the Agreement to the Administrator, and the Administrator assumed such rights and obligations;

WHEREAS, the Administrator and the Sub-Administrator wish to amend the Agreement to update sub-Sections 5(a) and 5(c), Fund Administration Treasury Services, and to add Tailored Shareholder Reports Product Offering to sub-Section 5(a), of the Agreement as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Administrator and the Sub-Administrator hereby agree as follows:

1. Amendment to Agreement.

Section 5, Sub-Administration Services, sub-Sections 5(a) and 5(c), are hereby amended to now read as set forth below;

•	Fund Administration Treasury Services

(a) Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-PORT reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

(1) Tailored Shareholder Reports Product Offering – Prepare for the review by designated officer(s) of the Trust the initial drafts of the Funds’ annual and semi-annual tailored shareholder reports (including required iXBRL tagging) and financial information regarding the Funds that will be included in the Trust’s Tailored Shareholder Reports.

(c) Prepare for the review by designated officer(s) of the Trust, coordinate and cause to be filed the Trust’s periodic financial reports required to be filed with the SEC on Form N-CEN and Form N-PORT;

2. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gregory V. Nikiforow
Name:	Gregory V. Nikiforow
Title:	Managing Director and Global Relationship Manager

Location and Date:	Boston, MA. June 24, 2024

TRANSAMERICA ASSET MANAGEMENT, INC.
ON BEHALF OF EACH OF THE FUNDS LISTED ON
APPENDIX A-1 TO THE AGREEMENT

By:	/s/ Vincent J Toner
Name:	Vincent J Toner
Title:	VP Fund Administration / Treasurer

Location and Date:	Denver, CO 6/24/24